Exhibit 99.1
First Niagara Completes $184 Million Capital Purchase Program
Transaction with the U.S. Treasury
LOCKPORT, N.Y., November 25, 2008 — First Niagara Financial Group, Inc.
(Nasdaq: FNFG), which last month reported that the Department of the Treasury approved its application for the Treasury’s Capital Purchase Program (CPP), has received $184 million as part of its participation in the program.
“First Niagara continues to actively lend to both new and existing customers across Upstate New York,” President and CEO John R. Koelmel said. “By participating in the CPP, we are even better positioned to accelerate the execution of our growth strategy and further support individuals and businesses throughout our regional markets.
“Given our ability and readiness to lend, and our success in communicating our strong capital position, we have been attracting an influx of new borrowers throughout this period of economic challenge and uncertainty. Participation in the CPP will only enhance our ability to further stimulate the credit markets for the benefit of Upstate New Yorkers.”
First Niagara reported significant increases in lending at the end of the third quarter of 2008 compared to a year earlier with commercial business and real estate average loan balances growing by 26% and 12%, respectively. Total loan originations in October 2008 exceeded $200 million across all of First Niagara’s businesses, reflecting its continuing growth commitment.
Including the $184 million in CPP funds, First Niagara has nearly $300 million in new capital to leverage for the further benefit of its customers, shareholders and the Upstate New York communities it serves. The Company completed a successful stock offering raising $115 million in capital in early October.
The CPP is a voluntary program opened in October to the nation’s strong and sound financial institutions. As part of the transaction completed on Friday, the Treasury Department purchased 184,011 shares of newly issued, non-voting First Niagara senior preferred stock valued at $184 million, with an initial annual dividend of 5%. Treasury will also receive warrants to purchase 1.9 million shares of First Niagara common stock with an aggregate market price of 15% of the $184 million in capital, or $27.6 million, and an exercise price of $14.48 per share. These and the uniform terms and conditions for all CPP participants are publicly available from the Treasury Department Web site at http://www.treas.gov/press/releases/reports/document5hp1207.pdf.

About First Niagara Financial Group
First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $9.0 billion and deposits of $5.8 billion. First Niagara Bank is a full-service, community-focused bank that provides financial services to individuals, families and businesses through 114 branches and four Regional Market Centers across Upstate New York. For more information, visit www.fnfg.com.
Forward-Looking Statements
This press release contains forward-looking statements with respect to the proposed offering of common stock by First Niagara Financial Group, Inc. Forward-looking statements are generally identified by the use of words “believe,” “expect,” “intend,” “anticipate,” “estimate,” and other similar expressions. These forward-looking statements involve certain risks and uncertainties. You should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, (1) adverse developments in the capital markets in general or in the markets for financial institutions stock in particular; (2) changes in legislation or regulatory requirements affecting financial institutions, including the current debate in Congress as to restructuring the financial services industry; (3) changes in the interest rate environment; and (4) adverse changes in general economic conditions.

Officer Contacts
John R. Koelmel	President and Chief Executive Officer
Michael W. Harrington	Chief Financial Officer
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com